As filed with the Securities and Exchange Commission on October 18, 2024

Registration No. 333-170301

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SANUWAVE Health, INC.
(Exact name of registrant as specified in its charter)

Nevada	20-1176000
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11495 Valley View Road
Eden Prairie, Minnesota 55344
(Address of principal executive offices and zip code)

Amended and Restated 2006 Stock Incentive Plan
(Full title of the plan)

Morgan C. Frank
Chief Executive Officer
SANUWAVE Health, Inc.
11495 Valley View Road
Eden Prairie, Minnesota 55344
(952) 656-1029
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Ben A. Stacke
Griffin D. Foster
Faegre Drinker Biddle & Reath LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
(612) 766-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

SANUWAVE Health, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement (this “Post-Effective Amendment”) to deregister certain securities issuable under the Amended and Restated 2006 Stock Incentive Plan (the “2006 Plan”), which were registered by the Company on a Registration Statement on Form S-8 (File No. 333-170301) filed with the Securities and Exchange Commission (the “Commission”) on November 3, 2010 (the “Registration Statement”).

The Company has adopted a new equity incentive plan, the SANUWAVE Health, Inc. 2024 Equity Incentive Plan (the “2024 Plan”), which replaces the 2006 Plan.  As of August 7, 2024, the date the Company’s stockholders approved the 2024 Plan (the “Effective Date”), no new awards may be granted under the 2006 Plan.  According to the terms of the 2024 Plan, the 50,728 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), that remained available for issuance under the 2006 Plan and were not subject to outstanding awards granted under the 2006 Plan as of the Effective Date (the “Prior Shares”) will not be available for issuance under the 2024 Plan. Therefore, in accordance with the undertaking contained in the Registration Statement, the Company hereby deregisters the Prior Shares, which have not been, and will not be, issued and sold under the 2006 Plan. The Registration Statement will remain in effect to cover the potential issuance of shares under the 2006 Plan pursuant to the terms of the awards that were outstanding under the 2006 Plan on the Effective Date.

Contemporaneously with the filing of this Post-Effective Amendment, the Company is filing a new registration statement on Form S-8 to register (a) 1,376,556 shares of Common Stock available to be issued and sold pursuant to the 2024 Plan, and (b) up to 42,605 shares of Common Stock which were subject to outstanding awards under the 2006 Plan as of the Effective Date and will be available for issuance for future awards under the 2024 Plan to the extent that, on or after the Effective Date, such awards are forfeited, cancelled, settled, paid in cash, or expire before being exercised or settled in full.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on October 18, 2024.

SANUWAVE Health, Inc.

By:	/s/ Morgan C. Frank
Name: Morgan C. Frank Title: Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of SANUWAVE Health, Inc., hereby severally constitute and appoint Morgan C. Frank and Peter Sorensen, and each of them, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to the Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming that each of said attorneys-in-fact and agents or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed below on October 18, 2024 by the following persons in the capacities indicated.

Signature	Title

/s/ Morgan C. Frank	Chief Executive Officer and Chairman of the Board of Directors
Name: Morgan C. Frank	(Principal Executive Officer)

/s/ Peter Sorensen	Chief Financial Officer
Name: Peter Sorensen	(Principal Financial Officer and Principal Accounting Officer)
Director
Name: Kevin A. Richardson, II

/s/ A. Michael Stolarski	Director
Name: A. Michael Stolarski

/s/ Jeffrey Blizard	Director
Name: Jeffrey Blizard

/s/ Ian Miller	Director
Name: Ian Miller

/s/ James Tyler	Director
Name: James Tyler